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                                             March 5, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:      Viasoft, Inc. 1997 Equity Incentive Plan

Ladies and Gentlemen:

         I have acted as counsel to Viasoft, Inc., a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933, as amended, relating to the registration of 850,000 shares of the Company's Common Stock, par value $.001 per share (the "Shares"), issuable pursuant to the Viasoft, Inc. 1997 Equity Incentive Plan (the "1997 Plan"). In connection with this representation, I have examined such documents, corporate records and other instruments as I have deemed necessary or appropriate for purposes of this opinion.

         Based upon the foregoing, I am of the opinion that the Shares, when issued and sold in accordance with the terms of the 1997 Plan, will be validly issued, fully paid and nonassessable.

         As set forth in the Explanatory Note included in the Registration Statement, the Registration Statement is also deemed to cover up to an additional 1,167,758 shares of the Company's Common Stock available under the Viasoft, Inc. 1994 Equity Incentive Plan (the "1994 Plan"), including (i) 28,446 shares of the Company's Common Stock registered but not issued in connection with the 1994 Plan, and (ii) shares of the Company's Common Stock subject to awards under the 1994 Plan that are forfeited, terminate, expire or lapse for any reason.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    By:      /s/ Catherine R. Hardwick
                                             -------------------------
                                             Catherine R. Hardwick
                                             General Counsel

                                    EXHIBIT 5